Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is made between Martin Joyce (“Executive”) and Lucid, Inc. (“Lucid” or the “Company,” together with Executive, the “Parties”).

WHEREAS, Executive is resigning from his employment with the Company effective, July 9, 2012 (the “Separation Date”);

WHEREAS, this Separation Agreement fully supersedes any prior agreements and understandings related to Executive’s employment at Lucid, including, without limitation, the Employment Agreement dated March 22, 2011 (the “Employment Agreement”), provided, Sections 8, 9 and 15 of the Employment Agreement (the “Preserved Provisions”) and the Company’s 2010 Long-Term Equity Incentive Plan and the associated stock option agreements governing Executive’s stock option grants thereunder, in which the Company acknowledges and agrees Executive is fully vested as of the Separation Date (collectively the “Equity Documents”), shall remain in full force and effect;

WHEREAS, in exchange for, among other things, Executive entering into, not revoking and complying with this Separation Agreement, the Company shall provide Executive with the cash payments as described below; and

WHEREAS, the payments set forth in this Separation Agreement are the exclusive payments, benefits and rights to Executive in connection with the ending of Executive’s employment, and by entering into this Separation Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits, equity rights or any other form of compensation or payment including without limitation pursuant to the Employment Agreement or any other agreement, severance plan, program, policy or arrangement, except as otherwise specifically set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.             Separation from Employment, Officer Positions and Directorships of the Company and its Subsidiaries and Affiliates.  As of the Separation Date, Executive hereby resigns from his employment with the Company and as an officer of the Company as well as from any other officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company.  Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations.

2.             Final Pay.  On the Company’s next regular payroll date following the Separation Date, the Company shall pay Executive his accrued but unpaid base salary based on Executive’s employment through the Separation Date (at the rate of $185,000 per year, prorated based on the Separation Date).  Executive acknowledges and agrees that he is not entitled to any other salary, bonus or reimbursement amounts in connection with his services to the Company nor is he entitled to payment for any accrued vacation.

3.             Cash Payments.  The Company agrees to pay Executive: (i) a cash amount of $50,000, less applicable deductions and withholdings, within three (3) business days of the Effective Date (as defined below), and, (ii) starting in August, 2012, twenty-one (21) monthly payments of $15,000 followed by one payment of payment of $5,000, each payment to be less applicable deductions and withholdings and payable on the Company’s last regular payroll date of each month, and (iii) provided that:

(a)                                 in the event of either  (i) a Change in Control (as defined in the Employment Agreement), or (ii) the Company receiving, after the date hereof, aggregate net proceeds of at least $13 million in one or more debt, equity or debt and equity financings (in either event a “Primary Triggering Event”), the then remaining unpaid installments shall be paid upon the closing of the Primary Triggering Event;

(b)                                 in the event of the Company receiving, after the date hereof, aggregate net proceed of less than $13 million but more than $5 million in one or more debt, equity or debt and equity financings (a “Secondary Triggering Event”), an amount equal to 5% of the excess of the amount received by the Company in the Secondary Triggering Event over $5 million shall be paid to Executive in a lump sum upon the Closing of the Secondary Triggering Event and credited toward any remaining unpaid installments in reverse order of the due date of such installments, until the Company’s obligation under this Section 3 is paid in full; and

(c)                                  in the event that (i) the Company shall fail to pay when due any installment, (ii) the Company shall make an assignment of the whole or a substantial part of its assets for the benefit of creditors, or (iii) there shall be commenced by or against the Company any proceeding under any bankruptcy, insolvency, readjustment of debt or similar law of any jurisdiction which, in the case of a proceeding against the Company, shall not have been dismissed within sixty (60) days of its commencement, all remaining unpaid installments shall forthwith become and be due and payable to Executive.

For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each installment shall be a separate payment.  For the avoidance of doubt, in no event shall Executive be entitled to more than $370,000 in total pursuant to this Section 3.

4.             General Releases.  Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, executives, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Separation Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without implication of limitation, the complete waiver and release of all Claims of or arising in connection with or for: the Employment Agreement including Claims for breach of express or implied contract; wrongful termination of employment whether in contract or tort; intentional, reckless, or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations, whether prospective or existing; deceit or misrepresentation; discrimination or retaliation under state, federal, or municipal law, including, without implication of limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e

et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; Massachusetts General Law Chapter 151B;  defamation or damage to reputation; reinstatement; punitive or emotional distress damages; wages, severance pay, vacation pay, back or front pay or other forms of compensation; and attorney’s fees and costs.  Executive understands that this general release of Claims extends to any and all Claims related to Executive’s employment by the Company (including without limitation, any claims against the Company in respect of any stock-based awards of any kind or alleged promises or assurances of such awards) and the termination of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that Executive enters into this Separation Agreement.  Executive understands that this general release does not extend to any rights or claims that may arise out of acts or events that occur after the date on which Executive signs this Separation Agreement.  Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Separation Agreement.  This release does not affect Executive’s rights or obligations under this Separation Agreement, the Preserved Provisions or the Equity Documents nor shall it affect the Executive’s rights to indemnification as an officer and/or director of the Company to the fullest extent permitted under law for Executive’s service prior to the Separation Date.

The Company irrevocably and unconditionally releases and forever discharges Executive and his heirs, administrators, representatives, executors, successors and assigns (collectively referred to as the “Executive Releasees”) generally from all Claims that, as of the date when the Company signs this Separation Agreement, it has, ever had, now claims to have or ever claimed to have had against any or all of the Executive Releasees, provided this release does not release Executive Releasees from claims based on fraud or intentional misconduct by Executive nor does this release affect the Company’s or Executive’s rights and/or obligations under this Separation Agreement, the Preserved Provisions or the Equity Documents.

5.             Return of Property.  Executive commits to returning to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships, provided Executive may retain the laptop issued to him by the Company so long as he promptly returns it to Company so that a mirror image of the hard drive may be taken and the device is wiped clean.  The Executive will cooperate with the Company by providing the Company with any passwords/passcodes in connection with any of the Company’s information systems or internal or external accounts upon request.  After returning all such property, Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Separation Date.

6.             Advice of Counsel.  This Separation Agreement is a legally binding document and the Company’s and Executive’s signatures will commit each to its terms.  Executive acknowledges that he has been advised to discuss all aspects of this Separation Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Separation Agreement and that Executive is voluntarily entering into this Separation Agreement.

7.             Time for Consideration; Effective Date.  Executive acknowledges that he has been provided with the opportunity to consider this Separation Agreement for twenty-one (21) days before signing it.  To accept this Separation Agreement, Executive must return a signed original of this Separation Agreement so that it is received by Michael Hone the Company’s Chief

Executive Officer, on or before the expiration of this twenty-one (21) day period.  Executive and the Company agree that any changes or modifications to this Separation Agreement shall not restart the twenty-one (21) day period.  For a period of seven (7) days from the day of the execution of this Separation Agreement, Executive shall retain the right to revoke this Separation Agreement by written notice that must be received by Mr. Hone before the end of such revocation period.  This Separation Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that Executive does not revoke this Separation Agreement during the revocation period.

8.             Enforceability.  Executive acknowledges that, if any portion or provision of this Separation Agreement, including any part of the Preserved Provisions, shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

9.             Entire Agreement.  This Separation Agreement constitutes the entire agreement between Executive and the Company concerning Executive’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s relationship with the Company including, without limitation, the Employment Agreement, provided, the Preserved Provisions and the Equity Documents shall continue to be in full force and effect.

10.          Waiver.  No waiver of any provision of this Separation Agreement, including the Preserved Provisions, which are incorporated by reference into his Agreement, shall be effective unless made in writing and signed by the waiving party.  The failure of either Party to require the performance of any term or obligation of this Separation Agreement or the Preserved Provisions, or the waiver by either Party of any breach of this Separation Agreement, including any part of the Preserved Provisions, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.          Taxes.   The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Separation Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports.  Payments under this Separation Agreement shall be in amounts net of any such deductions or withholdings.  Nothing in this Separation Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

12.          Governing Law; Interpretation.  This Separation Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.  In the event of any dispute, this Separation Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Separation Agreement.

13.          No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Separation Agreement by seeking other employment or otherwise, and no payment provided for this Separation Agreement shall be reduced by any compensation earned by Executive as the result of employment by another employer, or Executive’s receipt of income from any other source.

14.          Counterparts.  This Separation Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.  Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Separation Agreement on the date(s) indicated below.

LUCID, INC.

/s/ L. Michael Hone	July 11, 2012
L. Michael Hone	Date
Director and Chief Executive Officer

I HAVE READ THIS SEPARATION AGREEMENT THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS SEPARATION AGREEMENT IS A LEGAL DOCUMENT.

/s/ Martin Joyce	July 9, 2012
Martin Joyce	Date